Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS FOURTH QUARTER RESULTS OF OPERATIONS

BEDMINSTER, N.J.—(BUSINESS WIRE)—February 1, 2011 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $1.9 million and diluted earnings per share of $0.18 for the quarter ended December 31, 2010. This compared to diluted earnings per share of $0.18 for the quarter ended September 30, 2010, and diluted earnings per share of $0.11 for the quarter ended December 31, 2009.
For the year ended December 31, 2010, the Corporation recorded net income of $7.7 million and diluted earnings per share of $0.68, reflecting an increase when compared to $7.1 million and $0.64 for the 2009 year.
When compared to the quarter ended December 31, 2009, the December 2010 quarter included increased net interest income, increased income from the PGB Trust and Investment business and increased other income.
Frank A. Kissel, Chairman and CEO, stated, “We are pleased to have shown earnings growth for this quarter and for the year. As I have noted in the past, building capital internally to redeem the Treasury’s Capital Purchase Program investment over time continues to be an important business objective of the Corporation.”
The Corporation’s provision for loan losses for the quarter ended December 31, 2010, was $2.9 million, just slightly below the $3.0 million provision recorded in the December 2009 quarter, but above the $2.0 million provision recorded in the September 2010 quarter. Mr. Kissel noted that progress continues in resolving problem assets. During the fourth quarter of 2010, $2.5 million of problem loans were paid off.  During January 2011 an additional $2.4 million of problem loans were paid off. Further, there are two properties totaling $4.0 million in other real estate owned and both are under contract for sale.

Net Interest Income and Margin

Net interest income, on a fully tax-equivalent basis, was $12.6 million for the fourth quarter of 2010, up from $12.4 million for the same quarter in 2009.
On a fully tax-equivalent basis, the net interest margin was 3.62 percent for the December 2010 quarter compared to 3.44 percent for the December 2009 quarter. In comparing the December 2010 quarter to the same quarter last year, the growth of lower cost core deposits, the allowed run-off of higher cost certificates of deposit and the maturity of higher cost FHLB advances all contributed to the improved margin. This effect was partially offset by the effect of growth in lower yielding investment securities coupled with declining loan balances.
  Mr. Kissel stated, “Given our shorter duration investment portfolio, we believe our balance sheet is positioned well for the future, when we expect loan demand will increase and interest rates will rise.”

Loans
Average loans totaled $942.5 million for the fourth quarter of 2010 as compared to $996.6 million for the same 2009 quarter, reflecting a decrease of $54.1 million or 5.4 percent.
The average residential mortgage loan portfolio declined $32.8 million or 7.1 percent to $428.4 million in the fourth quarter of 2010 from the same quarter of 2009 and is attributable to loan paydowns that have outpaced the originations retained in portfolio. The Corporation sells the majority of its longer-term, fixed rate loan production as a source of noninterest income and as part of its interest rate risk management strategy in the lower rate environment.  Total mortgage loan originations were $57.5 million for the fourth quarter of 2010, of which $29.7 million were sold, as compared to $34.8 for the fourth quarter of 2009, of which $16.1 million were sold.  Total mortgage loan originations reflect an increase of $22.7 million or 65.3 percent, in comparing the 2010 quarter to the 2009 quarter.
The average commercial mortgage and commercial loan portfolio increased $5.9 million or 1.5 percent from the fourth quarter of 2009 to $409.2 million for the same quarter in 2010. The average commercial construction loan portfolio declined $29.8 million or 44.8 percent from the fourth quarter of 2009 to the fourth quarter of 2010, as the Bank has significantly decreased its exposure to construction lending.  Mr. Kissel commented, “Loan demand from quality borrowers on the commercial front was generally scarce through the first nine months of 2010. However, over the last few months we have seen commercial loan demand from quality borrowers increase. The commercial loan pipeline stands at $42.0 million at December 31, 2010.”
The average home equity line portfolio rose $7.1 million or 18.3 percent to $45.8 million for the fourth quarter of 2010 compared to the same quarter in 2009.  The Corporation focused on the origination of these adjustable-rate loans and loan originations outpaced principal paydowns over the year.
Mr. Kissel continued, “We have the liquidity and capital to lend to qualified individuals and businesses; however, in doing so, we will remain committed to our conservative underwriting standards.”

Deposits
Average total deposits (interest-bearing and noninterest-bearing) decreased $18.9 million, or 1.4 percent, from $1.36 billion in the fourth quarter of 2009 to $1.34 billion in the fourth quarter of 2010. Average certificates of deposit declined from $382.0 million in the December 2009 quarter to $234.1 million in the December 2010 quarter, a decline of $147.9 million or 38.7 percent. The Corporation allowed higher cost certificates of deposit to run-off and replaced those funds with lower cost, more stable core deposits.

Average noninterest-bearing checking balances grew $15.8 million or 7.5 percent to $225.2 million in the fourth quarter of 2010 from the fourth quarter of 2009. Average interest-bearing checking balances totaled $283.4 million in the fourth quarter of 2010, rising $56.5 million or 24.9 percent from the same quarter in 2009.  Checking growth is attributable to the Corporation’s focus on core deposit growth, particularly checking, coupled with growth in the Ultimate Checking product, which provides customers with a low-cost checking product and a higher yield for larger balances.
Average money market accounts also rose, from $469.6 million in the fourth quarter of 2009 to $520.0 million for the same quarter of 2010, an increase of $50.4 million or 10.7 percent.  The Corporation’s reduction in certificate of deposit balances and its focus on core deposit growth, as well as certain customers tending to “park” funds in money market accounts in lower interest rate environments, accounted for this growth.
Mr. Kissel commented, “Our reduced reliance on higher cost certificates of deposit, coupled with our growth in core deposits has reduced our cost of funds, and enhanced our franchise value.”

PGB Trust and Investments
PGB Trust and Investments generated $2.6 million in fee income in the fourth quarter of 2010, compared to $2.3 million in the same quarter of 2009. The market value of the assets under administration of the Trust Division increased from $1.86 billion at December 31, 2009 to $1.94 billion at December 31, 2010.
Craig C. Spengeman, President of PGB Trust & Investments commented, “We are pleased with the recovery and performance of our assets under administration. We continue to see increases in our managed asset business and related recurring fee income. We also continue to add new clients, as individuals continue to seek our professional advice.  Our performance reflects the sound financial management of our trust and investment professionals.”

Other Income
Other income totaled $1.6 million in the December 2010 quarter compared to $1.1 million in the December 2009 quarter. Fee income earned on the sale of mortgage loans at origination increased, as there were greater mortgage originations in the December 2010 quarter and mortgages were sold at greater targeted premiums than in the December 2009 quarter.
During the fourth quarter of 2010, the Corporation recorded $396 thousand (net of tax) of impairment charges related to several of its pooled trust preferred securities.  This writedown was due to a decline in the expected future cash flows, based on discounted cash flow modeling specific to each security.

Operating Expenses
The Corporation’s total operating expenses were $10.7 million in the December 2010 quarter compared to $10.6 million in the December 2009 quarter. The 2010 quarter included increased expenses associated with a new corporate headquarters occupied in June 2010 and increased problem loan expenses, partially offset by decreased FDIC insurance expense.

ASSET QUALITY
At December 31, 2010, nonperforming loans increased slightly to $18.8 million or 2.01 percent of total loans as compared to $18.0 million or 1.90 percent of total loans at September 30, 2010. Other real estate owned totaled $4.0 million as of December 31, 2010 compared to $1.0 million as of September 30, 2010. As noted earlier, during January 2011 $2.4 million of problem loans were paid off. Further, there are two properties totaling $4.0 million in other real estate owned and both are under contract for sale.
The allowance for loan losses was $14.3 million or 1.53 percent of total loans at December 31, 2010 as compared to $14.0 million or 1.49 percent of total loans at September 30, 2010 and $13.2 million or 1.34 percent of total loans at December 31, 2009.

CAPITAL
At December 31, 2010, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.96 percent, 12.91 percent and 14.16 percent, respectively.  All ratios reflect the $7.2 million reduction in regulatory capital due to the partial redemption in January 2010 of the preferred shares previously issued under the Treasury’s Capital Purchase Program.  The Corporation’s ratios are all above the levels necessary to be considered well capitalized under applicable regulatory guidelines.  Additionally, the Corporation’s common equity ratio (common equity to total assets) at December 31, 2010 is 6.44 percent compared to 6.09 percent at December 31, 2009.
As previously announced, on January 20, 2011, the Board of Directors declared a regular cash dividend of $0.05 per share payable on February 17, 2011 to shareholders of record on February 3, 2011.

ABOUT THE CORPORATION
Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.51 billion as of December 31, 2010.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties.  The Bank’s Trust Division, PGB Trust and Investments, operates at the Bank’s new corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania.  To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	repurchase of our preferred shares issued under the Treasury’s Capital Purchase Program which will impact net income available to our common shareholders and our earnings per share;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports on Form 10-Q.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009

ASSETS
Cash and due from banks	$6,490	$9,935	$10,735	$8,999	$7,864
Federal funds sold	100	100	201	201	201
Interest-earning deposits	56,097	84,566	59,356	33,915	71,907
Total cash and cash equivalents	62,687	94,601	70,292	43,115	79,972

Securities held to maturity	140,277	102,032	101,603	105,258	89,459
Securities available for sale	275,076	246,334	252,646	278,052	272,484
FHLB and FRB Stock, at cost	4,624	4,623	4,807	5,305	5,315

Residential mortgage	419,653	425,315	430,021	443,085	452,641
Commercial mortgage	288,183	280,486	280,513	281,323	279,595
Commercial loans	131,408	128,220	133,881	133,288	120,554
Construction loans	25,367	39,989	46,286	48,044	64,816
Consumer loans	20,622	22,410	23,811	24,936	25,638
Home equity lines of credit	45,775	45,345	41,956	39,487	38,728
Other loans	1,489	2,626	2,788	902	1,565
Total loans	932,497	944,391	959,256	971,065	983,537
Less: Allowance for loan losses	14,282	14,025	13,856	13,720	13,192
Net loans	918,215	930,366	945,400	957,345	970,345

Premises and equipment	33,820	33,901	34,626	27,942	27,911
Other real estate owned	4,000	1,000	210	40	360
Accrued interest receivable	4,231	4,594	4,533	5,112	4,444
Bank owned life insurance	27,074	26,877	26,672	26,473	26,292
Deferred tax assets, net	26,083	23,903	23,438	23,999	23,522
Other assets	9,338	12,030	13,036	10,670	12,249
TOTAL ASSETS	$1,505,425	$1,480,261	$1,477,263	$1,483,311	$1,512,353

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$228,764	$219,700	$216,314	$223,184	$216,127
Interest-bearing deposits
Checking	290,322	255,665	249,472	241,887	255,058
Savings	80,799	78,819	76,937	77,064	73,866
Money market accounts	524,449	525,264	503,829	502,548	458,303
CD’s $100,000 and over	79,311	85,703	101,034	109,347	147,138
CD’s less than $100,000	147,901	155,268	163,769	173,219	199,177
Total deposits	1,351,546	1,320,419	1,311,355	1,327,249	1,349,669
Borrowings	24,126	24,234	28,342	36,140	36,499
Capital lease obligation	6,304	6,226	6,148	-	-
Other liabilities	5,733	11,903	15,435	5,998	6,676
TOTAL LIABILITIES	1,387,709	1,362,782	1,361,280	1,369,387	1,392,844
Shareholders’ Equity	117,716	117,479	115,983	113,924	119,509
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,505,425	$1,480,261	$1,477,263	$1,483,311	$1,512,353

Trust division assets under
administration (market value,
not included above)	$1,940,404	$1,929,565	$1,830,944	$1,894,971	$1,856,229

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009

Asset Quality:
Loans past due over 90 days
and still accruing	$666	$442	$736	$638	$496
Nonaccrual loans	18,114	17,535	20,361	12,200	11,256
Other real estate owned	4,000 *	1,000	210	40	360
Total nonperforming assets	$22,780	$18,977	$21,307	$12,878	$12,112

Nonperforming loans to
total loans	2.01%	1.90%	2.20%	1.32%	1.19%
Nonperforming assets to
total assets	1.51%	1.28%	1.44%	0.87%	0.80%

Troubled debt restructured loans	$12,832	$10,639	$10,613	$11,817	$11,123

Loans past due 30 through 89
days and still accruing	$5,475	$9,487	$9,444	$10,056	$6,015

Allowance for loan losses:
Beginning of period	$14,025	$13,856	$13,720	$13,192	$12,947
Provision for loan losses	2,850	2,000	2,750	2,400	2,950
Charge-offs, net	(2,593)	(1,831)	(2,614)	(1,872)	(2,705)
End of period	$14,282	$14,025	$13,856	$13,720	$13,192

ALLL to nonperforming loans	76.05%	78.02%	65.68%	106.87%	112.25%
ALLL to total loans	1.53%	1.49%	1.44%	1.41%	1.34%

Capital Adequacy:
Tier I leverage
(5% minimum to be
considered well
capitalized)	7.96%	8.00%	7.85%	7.80%	7.93%
Tier I capital to risk-
weighted assets
(6% minimum to be
considered well
capitalized)	12.91%	12.62%	12.28%	12.01%	12.45%
Tier I & II capital to
risk-weighted assets
(10% minimum to be
considered well
capitalized)	14.16%	13.88%	13.53%	13.27%	13.71%

Common equity to
Total assets	6.44%	6.54%	6.45%	6.29%	6.09%

Book value per
Common share	$11.03	$11.01	$10.85	$10.70	$10.57

*Other real estate owned includes two properties, both of which are under contract.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
Income Statement Data:
Interest income	$14,707	$14,974	$15,450	$15,791	$16,123
Interest expense	2,214	2,612	2,963	3,243	4,000
Net interest income	12,493	12,362	12,487	12,548	12,123
Provision for loan losses	2,850	2,000	2,750	2,400	2,950
Net interest income after
provision for loan losses	9,643	10,362	9,737	10,148	9,173
Trust fees	2,598	2,254	2,686	2,364	2,346
Other income	1,621	1,203	1,098	1,108	1,067
Securities gains/(losses), net	(4)	126	2	-	(42)
Other-than-temporary impairment
charge, equity securities	(581)	(360)	-	-	-
Salaries and employee benefits	5,469	5,647	5,704	5,709	5,291
Premises and equipment	2,248	2,416	2,588	2,372	2,358
FDIC insurance expense	598	586	552	586	834
Other expenses	2,374	2,237	2,161	1,863	2,124
Income before income taxes	2,588	2,699	2,518	3,090	1,937
Income tax expense	711	793	762	965	536
Net income	1,877	1,906	1,756	2,125	1,401
Dividends and accretion
on preferred stock	326	326	324	710	430
Net income available to
Common shareholders	$1,551	$1,580	$1,432	$1,415	$971

Per Common Share Data:
Earnings per share (basic)	$0.18	$0.18	$0.16	$0.16	$0.11
Earnings per share (diluted)	0.18	0.18	0.16	0.16	0.11

Performance Ratios:
Return on Average Assets	0.50%	0.52%	0.47%	0.58%	0.37%
Return on Average Common
Equity	6.34%	6.55%	6.06%	6.10%	4.18%

Net Interest Margin
(Taxable Equivalent Basis)	3.62%	3.64%	3.64%	3.67%	3.44%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The
	Twelve Months Ended
	December 31,
	2010	2009
Income Statement Data:
Interest income	$60,922	$66,007
Interest expense	11,032	17,659
Net interest income	49,890	48,348
Provision for loan losses	10,000	9,700
Net interest income after
provision for loan losses	39,890	38,648
Trust fees	9,901	9,428
Other income	5,031	4,301
Securities gains, net	124	69
Other-than-temporary impairment
charge, equity securities	(941)	-
Salaries and employee benefits	22,529	21,877
Premises and equipment	9,624	8,803
FDIC insurance expense	2,322	3,309
Other expenses	8,635	8,277
Income before income taxes	10,895	10,180
Income tax expense	3,231	3,054
Net income	7,664	7,126
Dividends and accretion
on preferred stock	1,686	1,493
Net income available to
Common shareholders	$5,978	$5,633

Per Common Share Data:
Earnings per share (basic)	$0.68	$0.64
Earnings per share (diluted)	0.68	0.64

Performance Ratios:
Return on Average Assets	0.52%	0.49%
Return on Average Common
Equity	6.26%	6.26%

Net Interest Margin
(Taxable Equivalent Basis)	3.64%	3.58%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2010			December 31, 2009
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$356,763	$2,170	2.43%	$304,301	$2,506	3.29%
Tax-Exempt (1) (2)	34,547	354	4.10	47,749	578	4.83
Loans (2) (3)	942,542	12,287	5.21	996,601	13,232	5.31
Federal Funds Sold	100	1	0.35	201	-	0.20
Interest-Earning Deposits	64,020	47	0.29	90,663	47	0.21
Total Interest-Earning
Assets	1,397,972	$14,859	4.25%	1,439,515	$16,363	4.55%
Noninterest-Earning Assets:
Cash and Due from Banks	9,138			9,493
Allowance for Loan
Losses	(14,245)			(12,872)
Premises and Equipment	33,952			27,981
Other Assets	70,506			61,689
Total Noninterest-Earning
Assets	99,351			86,291
Total Assets	$1,497,323			$1,525,806

LIABILITIES:
Interest-Bearing Deposits
Checking	$283,355	$352	0.50%	$226,851	$426	0.75%
Money Markets	519,991	642	0.49	469,635	1,103	0.94
Savings	78,706	54	0.27	72,326	76	0.42
Certificates of Deposit	234,079	880	1.50	381,984	2,062	2.16
Total Interest-Bearing
Deposits	1,116,131	1,928	0.69	1,150,796	3,667	1.27
Borrowings	24,162	208	3.44	36,605	333	3.64
Capital Lease Obligation	6,255	78	4.98	-	-	-
Total Interest-Bearing
Liabilities	1,146,548	2,214	0.77	1,187,401	4,000	1.35
Noninterest Bearing
Liabilities
Demand Deposits	225,228			209,458
Accrued Expenses and
Other Liabilities	6,944			8,676
Total Noninterest-Bearing
Liabilities	232,172			218,134
Shareholders’ Equity	118,603			120,271
Total Liabilities and
Shareholders’ Equity	$1,497,323			$1,525,806
Net Interest Income		$12,645			$12,363
Net Interest Spread			3.48%			3.20%
Net Interest Margin (4)			3.62%			3.44%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2010			September 30, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$356,763	$2,170	2.43%	$314,213	$2,230	2.84%
Tax-Exempt (1) (2)	34,547	354	4.10	32,545	384	4.72
Loans (2) (3)	942,542	12,287	5.21	949,301	12,473	5.26
Federal Funds Sold	100	1	0.35	193	-	0.22
Interest-Earning Deposits	64,020	47	0.29	78,501	50	0.26
Total Interest-Earning
Assets	1,397,972	$14,859	4.25%	1,374,753	$15,137	4.40%
Noninterest-Earning Assets:
Cash and Due from Banks	9,138			8,314
Allowance for Loan
Losses	(14,245)			(14,180)
Premises and Equipment	33,952			34,589
Other Assets	70,506			70,056
Total Noninterest-Earning
Assets	99,351			98,779
Total Assets	$1,497,323			$1,473,532

LIABILITIES:
Interest-Bearing Deposits
Checking	$283,355	$352	0.50%	$259,816	$409	0.63%
Money Markets	519,991	642	0.49	515,734	839	0.65
Savings	78,706	54	0.27	78,058	78	0.40
Certificates of Deposit	234,079	880	1.50	251,511	986	1.57
Total Interest-Bearing
Deposits	1,116,131	1,928	0.69	1,105,119	2,312	0.84
Borrowings	24,162	208	3.44	25,532	223	3.51
Capital Lease Obligation	6,255	78	4.98	6,177	77	4.98
Total Interest-Bearing
Liabilities	1,146,548	2,214	0.77	1,136,828	2,612	0.92
Noninterest Bearing
Liabilities
Demand Deposits	225,228			211,390
Accrued Expenses and
Other Liabilities	6,944			8,216
Total Noninterest-Bearing
Liabilities	232,172			219,606
Shareholders’ Equity	118,603			117,098
Total Liabilities and
Shareholders’ Equity	$1,497,323			$1,473,532
Net Interest Income		$12,645			$12,525
Net Interest Spread			3.48%			3.48%
Net Interest Margin (4)			3.62%			3.64%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
TWELVE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2010			December 31, 2009
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$329,605	$9,315	2.83%	$247,500	$9,395	3.80%
Tax-Exempt (1) (2)	34,985	1,607	4.59	49,652	2,474	4.98
Loans (2) (3)	958,472	50,529	5.27	1,021,457	55,059	5.39
Federal Funds Sold	174	1	0.23	201	-	0.20
Interest-Earning Deposits	64,182	149	0.23	58,364	90	0.15
Total Interest-Earning
Assets	1,387,418	$61,601	4.44%	1,377,174	$67,018	4.87%
Noninterest-Earning Assets:
Cash and Due from Banks	8,567			7,958
Allowance for Loan
Losses	(14,070)			(10,879)
Premises and Equipment	31,826			27,361
Other Assets	69,309			57,802
Total Noninterest-Earning
Assets	95,632			82,242
Total Assets	$1,483,050			$1,459,416

LIABILITIES:
Interest-Bearing Deposits
Checking	$258,995	$1,586	0.61%	$201,399	$1,476	0.73%
Money Markets	510,331	3,619	0.71	428,063	4,510	1.05
Savings	77,023	289	0.38	70,850	320	0.45
Certificates of Deposit	266,134	4,286	1.61	397,329	9,985	2.51
Total Interest-Bearing
Deposits	1,112,483	9,780	0.88	1,097,641	16,291	1.48
Borrowings	29,552	1,046	3.54	38,507	1,368	3.55
Capital Lease Obligation	3,637	206	5.64	-	-	-
Total Interest-Bearing
Liabilities	1,145,672	11,032	0.96	1,136,148	17,659	1.55
Noninterest Bearing
Liabilities
Demand Deposits	214,753			199,543
Accrued Expenses and
Other Liabilities	6,490			7,144
Total Noninterest-Bearing
Liabilities	221,243			206,687
Shareholders’ Equity	116,135			116,581
Total Liabilities and
Shareholders’ Equity	$1,483,050			$1,459,416
Net Interest Income		$50,569			$49,359
Net Interest Spread			3.48%			3.32%
Net Interest Margin (4)			3.64%			3.58%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.